Exhibit 99.1

              CB&I Reports Growth in First Quarter Results;
              Revenue Up 38%; Net Income and Backlog Up 14%

    THE WOODLANDS, Texas--(BUSINESS WIRE)--April 29, 2004--CB&I (NYSE:CBI) today reported net income increased 14% to $14.6 million or $0.30 per diluted share for the first quarter ended March 31, 2004, compared with $12.8 million or $0.28 per diluted share for the comparable period in 2003.
    For the quarter ended March 31, 2004, new business taken increased 7% to $348 million, compared with $325 million in 2003. The Company continues to anticipate full-year 2004 new business taken in the range of $1.8 billion to $1.9 billion. New business during the quarter included the previously announced LNG storage terminal in Equatorial Guinea, large storage tank projects in Australia and the Middle East, and process-related work in North America. Backlog at March 31, 2004, increased 14% to $1.5 billion, compared with $1.3 billion at the end of the year-earlier period.
    "We're pleased to report that first quarter EPS exceeded our expectations, which has given us a solid start to 2004," said Gerald
M. Glenn, CB&I's Chairman, President and CEO. "With record backlog going into the year, we anticipate continually improving revenue and earnings performance for the year, and we expect the pace of new business awards to increase."
    Revenue for the first quarter of 2004 increased 38% to $443.6 million from $322.3 million in the first quarter of 2003. The increase in revenue was attributable to the strong backlog going into 2004, which produced significant revenue growth as projects moved into the field construction phase. Revenue grew 26% in North America, including a higher volume of process-related work. Revenue increased 80% in the Company's Europe, Africa, Middle East (EAME) segment, which includes revenue from CB&I John Brown acquired May 30, 2003, and revenue grew 43% in the Asia Pacific (AP) segment, due primarily to large projects now under way in China and Australia. Revenue grew 21% in the Central and South America (CSA) segment, as projects sold in 2003 moved into the field construction phase.
    First quarter 2004 gross profit was $46.8 million, up 18% compared with $39.7 million in the comparable 2003 period. Gross profit as a percentage of revenue was lower compared with the prior-year period. This was partially attributable to the mix and timing of work and to the recognition of costs for work performed on certain projects for which the Company is contractually obligated without the benefit of immediate owner approval. As these costs are approved, associated revenue will be recognized. Excluding the impact of this work, the gross profit percentage for the quarter would have been comparable to the prior quarter.
    Income from operations in the first quarter of 2004 increased 12% to $22.4 million, compared with $20.0 million in the year-earlier period. Higher revenue and continued control of overhead costs and administrative expenses led to better results in the North America and AP segments, while operating income in the EAME segment declined slightly. Operating income declined in the CSA segment as a result of project mix.
    At March 31, 2004, the Company had cash and cash equivalents of $81.8 million, compared with $98.8 million at the end of the first quarter 2003. Capital expenditures for the first quarter were $2.7 million, compared with $8.5 million in the year-earlier period. CB&I had cash in excess of debt of $6.3 million at March 31, 2004.
    "CB&I's operations continue to grow and to perform well, and we are tracking increasingly abundant opportunities in our key markets worldwide, especially in clean fuels and LNG," Glenn added. "We continue to maintain a solid balance sheet, so that CB&I will be well positioned to pursue targeted acquisitions that will fit our culture and complement or extend our existing business lines. We are confident our outstanding corps of employees worldwide will continue to produce growth in value for our shareholders and investors."
    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs of or delivery schedule for components and materials; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form S-3 filed with the SEC on April 6, 2004. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
    CB&I is one of the world's leading engineering, procurement and construction companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the earth's natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBIepc.com.


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                          Three Months
                         Ended March 31,
                         2004      2003

Revenue              $443,553  $322,309
Cost of revenue       396,790   282,648
                      -------   -------
 Gross profit          46,763    39,661
  % of Revenue          10.5%     12.3%

Selling and
 administrative
 expenses              23,847    19,198
  % of Revenue            5.4%     6.0%

Intangibles
 amortization             506       638

Other operating
 income, net              (23)     (136)
                      -------   -------
 Income from
  operations           22,433    19,961

 % of Revenue            5.1%      6.2%

Interest expense       (1,726)   (1,687)
Interest income           206       466
                      -------   -------
 Income before
  taxes and
  minority interest    20,913    18,740

Income tax expense     (6,692)   (5,611)
                      -------   -------
 Income before
  minority interest    14,221    13,129

Minority interest in
 loss (income)            383      (365)
                      -------   -------
  Net income         $ 14,604  $ 12,764
                      =======   =======

Net income per share
 Basic               $   0.31  $   0.29
 Diluted             $   0.30  $   0.28

Weighted average shares
 outstanding
  Basic                47,021    44,394
  Diluted              49,315    46,248


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                            (in thousands)

                                 Three Months Ended
                            March 31,          March 31,
                                2004               2003

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America               $167,472    48%    $231,584    71%
Europe/Africa/Middle East     97,239    28%      46,931    15%
Asia Pacific                  65,015    19%      28,566     9%
Central & South America       18,006     5%      17,663     5%
                             -------            -------
  Total                     $347,732           $324,744
                             =======            =======

REVENUE                                % of               % of
                                      Total              Total

North America               $257,050    58%    $204,150    63%
Europe/Africa/Middle East    105,912    24%      58,953    18%
Asia Pacific                  58,638    13%      41,032    13%
Central & South America       21,953     5%      18,174     6%
                             -------            -------
  Total                     $443,553           $322,309
                             =======            =======

INCOME FROM OPERATIONS                 % of               % of
                                     Revenues           Revenues

North America               $ 14,700    5.7%   $ 11,500    5.6%
Europe/Africa/Middle East      3,451    3.3%      3,560    6.0%
Asia Pacific                   1,680    2.9%      1,313    3.2%
Central & South America        2,602   11.9%      3,588   19.7%
                             -------             -------
  Total                     $ 22,433    5.1%   $ 19,961    6.2%
                             =======             =======

(a) New business taken represents the value of new project commitments received by the Company during a given period.
These commitments are included in backlog until work is performed and revenue is recognized or until cancellation.
Backlog may also fluctuate with currency movements.


       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)

                                      March 31,       Dec. 31,
                                           2004           2003

ASSETS

Current assets                         $513,291       $512,427
Property and equipment, net             122,324        124,505
Goodwill and other intangibles, net     253,452        249,982
Other non-current assets                 37,130         45,448
                                        -------        -------

  Total assets                         $926,197       $932,362
                                        =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                    $353,452       $376,252
Long-term debt                           75,000         75,000
Other non-current liabilities            91,646         91,946
Shareholders' equity                    406,099        389,164
                                        -------        -------

  Total liabilities
  and shareholders' equity             $926,197       $932,362
                                        =======        =======


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       AND OTHER FINANCIAL DATA
                            (in thousands)

                                              Three Months
                                             Ended March 31,
                                           2004           2003
CASH FLOWS

Cash flows from operating activities   $(27,547)      $  5,627
Cash flows from investing activities     (2,914)        (8,618)
Cash flows from financing activities       (663)          (705)
                                        -------        -------

Decrease in cash and cash
  equivalents                           (31,124)        (3,696)
Cash and cash equivalents,
  beginning of the year                 112,918        102,536
                                        -------        -------
Cash and cash equivalents,
  end of the period                    $ 81,794       $ 98,840
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense  $  5,292       $  4,855
Capital expenditures                      2,748          8,539
(Increase)/decrease in receivables, net (52,195)        17,323
Decrease/(increase) in contracts in
  progress, net                          14,326         (9,675)
Decrease in non-current contract
  retentions                              3,211          1,924
Decrease in accounts payable            (14,217)        (7,127)
                                        -------        -------
  Change in contract capital           $(48,875)      $  2,445
                                        =======        =======


    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245